Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summarizes the general terms and provisions of our capital stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The summary is not complete and is qualified by reference to our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Amended and Restated Bylaws (our “Bylaws”), which are filed as exhibits to the Annual Report on Form 10-K to which this exhibit is a part, and by reference to federal law governing bank holding companies and the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, our Bylaws, federal law governing bank holding companies, and applicable provisions of the DGCL in their entirety because they, and not the summaries, define the rights of holders of our capital stock.

Authorized Shares

Our Certificate of Incorporation authorizes us to issue:

•16,000,000 shares of Class A common stock with a par value of $1.00 per share;
•2,000,000 shares of Class B common stock with a par value of $1.00 per share; and
•10,000,000 shares of preferred stock with a par value of $0.01 per share.

Common Stock

Voting Rights. Except as otherwise provided by law, each holder of our Class A common stock has one vote per share and each holder of our Class B common stock has 16 votes per share on all matters voted upon by stockholders. Except as provided from time to time in our Certificate of Incorporation with respect to another class of shares, or in a certificate of designation relating to a series of our preferred stock, or by applicable law, the holders of shares of our Class A common stock and Class B common stock have the exclusive right to vote for the election of our directors and for all other purposes. In the election of our directors, cumulative voting is not available to stockholders.

Dividends and Other Distributions. Except as may be provided from time to time in a certificate of designation relating to a series of our preferred stock, or by applicable law, dividends, spin-offs, distributions-in-kind, and all other like and similar benefits and transactions are paid or distributed on our Class A common stock and Class B common stock as and when declared from time to time by our board of directors from funds legally available; provided, however, that dividends, spin-offs, distributions-in-kind, and all other like and similar benefits and transactions must be the same for each issued and outstanding share of our Class A common stock and Class B common stock as of the record date.

Liquidation. As to the distribution of our assets in the event of liquidation, any amounts available, after the satisfaction of all corporate liabilities, and subject to the rights of any outstanding shares of preferred stock, must be distributed between the outstanding Class A common stock and Class B common stock pro rata, based upon the combined number of shares issued and outstanding of our Class A common stock and Class B common stock.

Absence of Other Rights. Our common stockholders have no preemptive rights to purchase shares of common stock or other securities. The issued and outstanding shares of our common stock are not subject to any redemption or sinking fund provisions and are not convertible into any other shares of our capital stock.

Transfer Agent. Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) is the transfer agent for our Class A common stock and Class B common stock.

Stock exchange listing. Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “FCNCA.” Our Class B common stock is traded on the over-the-counter market and quoted on the OTC Pink Market under the symbol “FCNCB.”

Preferred Stock. The rights of our Class A common stock and Class B common stock are subject to the terms of any of our preferred stock outstanding, including our 5.375% Non-Cumulative Perpetual Preferred Stock, Series A (our “Series A

preferred stock”), our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B (our “Series B preferred stock”), and our 5.625% Non-Cumulative Perpetual Preferred Stock, Series C (our “Series C preferred stock”). Our board of directors is authorized to issue shares of our preferred stock from time to time, to create series of our preferred stock, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and the relative, participating, optional, or other rights of the shares of each series, and any qualifications, limitations or restrictions thereon.

Depositary Shares

The description set forth below of certain provisions of the deposit agreement and of our depositary shares, each representing a 1/40th ownership interest in a share of our Series A preferred stock, and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to our Series A preferred stock.

The shares of our Series A preferred stock underlying our depositary shares have been deposited with a depositary pursuant to a deposit agreement among us, Broadridge, acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all of the powers, preferences, and special rights of our Series A preferred stock, as applicable, in proportion to the applicable fraction of a share of our Series A preferred stock such depositary shares represent.

Dividends and Other Distributions. Each dividend payable on a depositary share is in an amount equal to 1/40th of the dividend declared and payable on each share of our Series A preferred stock.

Liquidation Preference. In the event of our liquidation, dissolution, or winding-up, a holder of our depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A preferred stock represented by the depositary shares.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.

Redemption of Depositary Shares. If we redeem our Series A preferred stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of our Series A preferred stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to our Series A preferred stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on our Series A preferred stock to, but excluding, the date fixed for redemption.

If we redeem shares of our Series A preferred stock held by the depositary, the depositary will redeem, as of the same date fixed for redemption, the number of depositary shares representing those shares of our Series A preferred stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as we may determine to be fair and equitable.

Voting. Because each depositary share represents a 1/40th ownership interest in a share of our Series A preferred stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of our Series A preferred stock are entitled to vote.

Depositary, Transfer Agent, and Registrar. Broadridge is the transfer agent and registrar for our Series A preferred stock and the depositary for the depositary shares. We may remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.

Form of Series A Preferred Stock and Depositary Shares. The depositary shares were issued in book-entry form through The Depository Trust Company. Our Series A preferred stock was issued in registered form to the depositary.

Listing of Depositary Shares. Our depositary shares are listed on the Nasdaq Global Select Market under the symbol “FCNCP.” Our Series A preferred stock are not listed.

Series A Preferred Stock

As described above, we have depositary shares registered under Section 12 of the Exchange Act each representing a 1/40th ownership interest in a share of our Series A preferred stock. This section describes the material terms of our Series A preferred stock.

Ranking. Shares of our Series A preferred stock rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up:

a.senior to our common stock and to any class or series of our capital stock we may issue in the future that is not expressly stated to be on parity with or senior to our Series A preferred stock;

a.on parity with, or equally to, any class or series of our capital stock we have issued and may issue in the future that is expressly stated to be on parity with our Series A preferred stock, including our currently outstanding Series B preferred stock and Series C preferred stock; and

a.junior to any class or series of our capital stock that we may issue in the future that is expressly stated to be senior to our Series A preferred stock (if the issuance is approved by the holders of at least two-thirds of the outstanding shares of Series A preferred stock).

Absence of Other Rights. Holders of our Series A preferred stock do not have preemptive or subscription rights to acquire more of our capital stock. Our Series A preferred stock is not convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities.

Dividends. We will pay dividends on our Series A preferred stock only when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. If declared, dividends will accrue and be payable from the date of issuance at a rate of 5.375% per annum. When, as, and if declared by our board of directors or a duly authorized committee of our board of directors, we will pay cash dividends on Series A preferred stock quarterly, in arrears, on March 15, June 15, September 15, and December 15 of each year (each such date, a “Series A dividend payment date”). Upon payment of any dividends on our Series A preferred stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on our Series A preferred stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on our Series A preferred stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on our Series A preferred stock for any future dividend period.

So long as any Series A preferred stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of our Series A preferred stock, we may not, subject to certain important exceptions:

a.declare, pay, or set aside for payment any dividend or distribution on any shares of capital stock ranking junior to our Series A preferred stock as to dividend or liquidation rights;

a.repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any shares of our capital stock ranking junior to our Series A preferred stock as to dividend or liquidation rights; or

a.repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any shares of our capital stock ranking on parity with our Series A preferred stock as to dividend or liquidation rights, including our Series B preferred stock and our Series C preferred stock.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, upon the shares of our Series A preferred stock and any shares of capital stock ranking on a parity with our Series A preferred stock as to dividend rights (“Series A dividend parity stock”), dividends may be declared and paid upon shares of our Series A preferred stock and the Series A dividend parity stock pro rata in proportion to the respective amounts of undeclared and unpaid dividends on our Series A preferred stock and all parity stock payable on such Series A dividend payment date.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock, or otherwise) may be declared and paid on our common stock, and any other class or series of capital stock that ranks junior to our Series A preferred stock as to dividend and liquidation rights, from time to time out of any assets legally available for such payment, and the holders of our Series A preferred stock or Series A dividend parity stock shall not be entitled to participate in any such dividend.

Our ability to pay dividends on our Series A preferred stock is subject to certain legal, regulatory, and other prohibitions and other restrictions.

Redemption. Our Series A preferred stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of our Series A preferred stock do not have any right to require the redemption or repurchase of their shares of our Series A preferred stock.

We may, at our option, redeem our Series A preferred stock (i) in whole or in part, from time to time, on any Series A dividend payment date on or after March 15, 2025, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on our Series A preferred stock to, but excluding, the date fixed for redemption.

We are a bank holding company regulated by the Federal Reserve Board (the “Federal Reserve”). We intend to treat our Series A preferred stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of any:

a.amendment to, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of our Series A preferred stock;

a.proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of our Series A preferred stock; or

a.official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of our Series A preferred stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of our Series A preferred stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of our Series A preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem our Series A preferred stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with our risk.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution, or winding-up, the holders of the outstanding shares of our Series A preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of common stock or any other junior stock, a liquidating distribution in the amount of a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior dividend periods prior to the dividend period in which the liquidating distribution is made and any declared and unpaid dividends for the then current dividend period in which the liquidating distribution is made to the date of such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series A preferred stock will have no right or claim to any of our remaining assets.

Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to depositors and creditors and subject to the rights of holders of any securities ranking senior to our Series A preferred stock. If our remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series A preferred stock and all parity stock, then we will distribute our assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

Voting Rights. Except as provided below and as determined by our board of directors or a duly authorized committee of our board of directors or as otherwise expressly required by law, the holders of our Series A preferred stock have no voting rights.

Whenever dividends on any shares of the Series A preferred stock, or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”), shall have not been declared and paid for an aggregate amount equal to the amount of dividends payable on the Series A preferred stock as contemplated herein for any dividend periods that, in the aggregate, equal 18 months, whether or not for consecutive dividend periods (which we refer to as a “nonpayment”), the holders of the Series A preferred stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A preferred stock and such special voting preferred stock for dividend periods that in the aggregate equal at least 12 consecutive months following the nonpayment.

Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. A holder or group of holders may also be deemed to control us if they own more than one-third of our total equity, both voting and non-voting, aggregating all shares held by the holders across all classes of stock.

So long as any shares of our Series A preferred stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our certificate of incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of our Series A preferred stock entitled to vote thereon, voting separately as a single class, shall be required to:

•authorize, create, issue, or increase the authorized amount of any class or series of our capital stock ranking senior to our Series A preferred stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of our capital stock;

•amend, alter, or repeal the provisions of our certificate of incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of our Series A preferred stock, taken as a whole; or

•consolidate with or merge into any other corporation, complete a binding share exchange or reclassification involving our Series A preferred stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of our Series A preferred stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of our Series A preferred stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with our Series A preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of our Series A preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of our Series A preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of our Series A preferred stock to effect such redemption.

Depositary, Transfer Agent, and Registrar. Broadridge is the depositary, transfer agent, and registrar for our Series A preferred stock and the depositary for the depositary shares. We may, in our sole discretion, remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.

Series C Preferred Stock

This section describes the material terms of our Series C preferred stock.

Ranking. Shares of our Series C preferred stock rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up:

•senior to our common stock and to any class or series of our capital stock we may issue in the future that is not expressly stated to be on parity with or senior to our Series C preferred stock;

•on parity with, or equally to, any class or series of our capital stock we have issued and may issue in the future that is expressly stated to be on parity with our Series C preferred stock, including our currently outstanding Series A preferred stock and Series B preferred stock; and

•junior to any class or series of our capital stock that we may issue in the future that is expressly stated to be senior to our Series C preferred stock (if the issuance is approved by the holders of at least two-thirds of the outstanding shares of Series C preferred stock).

Absence of Other Rights. Holders of our Series C preferred stock do not have preemptive or subscription rights to acquire more of our capital stock. Our Series C preferred stock is not convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities.

Dividends. We will pay dividends on our Series C preferred stock only when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. If declared, dividends will accrue and be payable from December 15, 2021 at a rate of 5.625% per annum. When, as, and if declared by our board of directors or a duly authorized committee of our board of directors, we will pay cash dividends on Series C preferred stock quarterly, in arrears, on March 15, June 15, September 15, and December 15 of each year (each such date, a “Series C dividend payment date”).

Dividends on our Series C preferred stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on our Series C preferred stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series C dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on our Series C preferred stock for any future dividend period.

So long as any Series C preferred stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of our Series C preferred stock, we may not, subject to certain important exceptions:

•declare, pay, or set aside for payment any dividend or distribution on any shares of capital stock ranking junior to our Series C preferred stock as to dividend or liquidation rights;

•repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any shares of our capital stock ranking junior to our Series C preferred stock as to dividend or liquidation rights; or

•repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any shares of our capital stock ranking on parity with our Series C preferred stock as to dividend or liquidation rights, including our Series A preferred stock and Series B preferred stock.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, upon the shares of our Series C preferred stock and any shares of capital stock ranking on a parity with our Series C preferred stock as to dividend rights (“Series C dividend parity stock”), dividends may be declared and paid upon shares of our Series C preferred stock and the Series C dividend parity stock pro rata in proportion to the respective amounts of undeclared and unpaid dividends on our Series C preferred stock and all parity stock payable on such Series C dividend payment date.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock, or otherwise) may be declared and paid on our common stock, and any other class or series of capital stock that ranks junior to our Series C preferred stock as to dividend and liquidation rights, from time to time out of any assets legally available for such payment, and the holders of our Series C preferred stock or Series C dividend parity stock shall not be entitled to participate in any such dividend.

Our ability to pay dividends on our Series C preferred stock is subject to certain legal, regulatory, and other prohibitions and other restrictions.

Redemption. Our Series C preferred stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of our Series C preferred stock do not have any right to require the redemption or repurchase of their shares of our Series C preferred stock.

We may, at our option, redeem our Series C preferred stock (i) in whole or in part, from time to time, on any Series C dividend payment date on or after January 4, 2027, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $25 per share, plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on our Series C preferred stock to, but excluding, the date fixed for redemption.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of any:

•amendment to, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of our Series C preferred stock;

•proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of our Series C preferred stock; or

•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of our Series C preferred stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of the shares of our Series C preferred stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of our Series C preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem our Series C preferred stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with our risk.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution, or winding-up, the holders of the outstanding shares of our Series C preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of common stock or any other junior stock, a liquidating distribution in the amount of a liquidation preference of $25 per share, plus the sum of any declared and unpaid dividends for prior dividend periods prior to the dividend period in which the liquidating distribution is made and any declared and unpaid dividends for the then current dividend period in which the liquidating distribution is made to the date of such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series C preferred stock will have no right or claim to any of our remaining assets.

Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to depositors and creditors and subject to the rights of holders of any securities ranking senior to our Series C preferred stock. If our remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series C preferred stock and all parity stock, then we will distribute our assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

Voting Rights. Except as provided below and as determined by our board of directors or a duly authorized committee of our board of directors or as otherwise expressly required by law, the holders of our Series C preferred stock have no voting rights.

Whenever dividends on any shares of the Series C preferred stock, or any special voting preferred stock, shall have not been declared and paid for an aggregate amount equal to the amount of dividends payable on the Series C preferred stock as contemplated herein for any dividend periods that, in the aggregate, equal 18 months, whether or not for consecutive dividend periods, the holders of the Series C preferred stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series C preferred stock and such special voting preferred stock for dividend periods that in the aggregate equal at least 12 consecutive months following the nonpayment.

Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. A holder or group of holders may also be deemed to control us if they own more than one-third of our total equity, both voting and non-voting, aggregating all shares held by the holders across all classes of stock.

So long as any shares of our Series C preferred stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our certificate of incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of our Series C preferred stock entitled to vote thereon, voting separately as a single class, shall be required to:

•authorize, create, issue, or increase the authorized amount of any class or series of our capital stock ranking senior to our Series C preferred stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of our capital stock;

•amend, alter, or repeal the provisions of our certificate of incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of our Series C preferred stock, taken as a whole; or

•consolidate with or merge into any other corporation, complete a binding share exchange or reclassification involving our Series C preferred stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of our Series C preferred stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of our Series C preferred stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with our Series C preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of our Series C preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of our Series C preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of our Series C preferred stock to effect such redemption.

Transfer Agent. Broadridge is the transfer agent for our Series C preferred stock.

Form of Series C Preferred Stock. The shares of Series C preferred stock were issued in book-entry form through The Depository Trust Company.

Listing of Series C Preferred Stock. Our Series C preferred stock are listed on the Nasdaq Global Select Market under the symbol “FCNCO.”

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer, discourage, or prevent a change in control of our company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders. These provisions include:

Authorized but Unissued Stock. Our Certificate of Incorporation authorizes the issuance of a significant number of shares of common stock and preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of our company. This possibility may encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

Dual Class Structure. Because of our dual class structure, under which each share of our Class A common stock has one vote per share and each share of our Class B common stock has 16 votes per share, certain of our stockholders are able to control all matters submitted to our stockholders for approval, even if they own significantly less than 50% of the aggregate number of shares of all classes of our outstanding common stock. This concentrated control could discourage others from initiating a potential merger, takeover, or other change of control transaction that other stockholders may view as being in their best interests.

Special Meeting of Stockholders. Our Bylaws provides that special meetings of the stockholders may only be called by our board of directors, the Chairman of our board of directors, our Chief Executive Officer, our President, or our Secretary, and that a special meeting shall be called at the written request of a majority of our board of directors.

Stockholder Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nominations of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.

Exclusive Forum. Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the federal district court for the District of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders. Although we believe this provision benefits us by providing greater consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Certain Anti-Takeover Provisions of Delaware Law

Section 203 of the DGCL provides that, if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an “interested stockholder” (for purposes of Section 203 of the DGCL), that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies: (i) the corporation’s board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder; (ii) the person became an 85% owner of the voting stock of the corporation in a transaction in which it became an interested stockholder, excluding for purposes of determining the voting stock outstanding those shares owned by directors who are also officers and certain employee stock plans; or (iii) the business combination transaction is approved by our board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder at an annual or special meeting of stockholders. Under the DGCL, the term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales, or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an “interested stockholder.” A Delaware corporation may elect not to be governed by Section 203. We have not made such an election and accordingly are subject to Section 203.